Exhibit 10.46

**	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

PATENT CROSS-LICENSE

AND SETTLEMENT AGREEMENT

This Patent Cross-License and Settlement Agreement (“Agreement”) is entered into as of the date of the last signature set forth on the signature page below (the “Effective Date”), between Overland Storage, Inc. (“Overland Storage”) on the one hand and BDT Media Automation GmbH and its subsidiaries and affiliates (collectively “BDT”) on the other. Overland Storage and BDT are referred to in this Agreement collectively as the “Parties” and individually as a “Party.”

RECITALS

A. WHEREAS, litigation between Overland Storage and BDT currently is pending in the United States District Court for the Southern District of California, Case Number 10-cv-1700 JLS (“the Lawsuit”), in which Overland Storage claims that BDT infringes United States Patent Nos. 6,328,766 and 6,353,581 (“the Asserted Patents”);

B. WHEREAS, the Parties wish to resolve their differences in the Lawsuit without admitting liability or conceding the claims or defenses raised against them;

C. WHEREAS, the Parties wish to fully and finally settle the Lawsuit pursuant to the terms and conditions of this Agreement to avoid the burden, expense, and disruption associated with further litigation.

D. WHEREAS, each of the Parties acknowledges that the execution of this Agreement will be of substantial benefit to it.

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants of the Parties to be faithfully performed, Overland Storage and BDT agree as follows:

1.	DEFINITIONS

In addition to the terms defined above and elsewhere in this Agreement, as used in this Agreement:

1.1	“BDT Tape Patents” means all patents, patent applications and patent rights related to magnetic tape media, tape drives, tape handling machinery, tape storage, or software/firmware designed to enhance the usability of tape-based solutions (a) which BDT owns as of the Effective Date; (b) which BDT acquires during the ** period beginning on the Effective Date; and (c) which issue from an application filed or claiming priority to an application filed during the ** period beginning on the Effective Date, so long as BDT either files or acquires the rights to that application during the ** period beginning on the Effective Date.

1.2	“Business Agreements” means (i) Master Purchase Agreement entered by and between Overland and BDT concurrent herewith in a mutually agreed upon form, and (ii) Development Agreement entered by and between Overland and BDT concurrent herewith in a mutually agreed upon form and (iii) that certain investment agreements entered into by and between the parties. In the event of a conflict between the terms of this Agreement and any of the Business Agreements, the terms of this Agreement shall prevail over those of any of the other Business Agreements.

1.3	“Change of Control” means an entity becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of a Party, representing fifty percent (50%) or more of the total voting power represented by that Party’s then-outstanding voting securities.

1.4	“Overland Tape Patents” means any patents, patent applications and patent rights related to magnetic tape media, tape drives, tape handling machinery, tape storage, or software/firmware designed to enhance the usability of tape-based solutions (a) which Overland owns as of the Effective Date; (b) which Overland acquires during the ** period beginning on the Effective Date; and (c) which issue from an application filed or claiming priority to an application filed during the ** period beginning on the Effective Date, so long as Overland either files or acquires the rights to that application during the ** period beginning on the Effective Date.

1.5	“Licensed Patent(s)” means any or all of the BDT Tape Patents and/or Overland Tape Patents.

1.6	“Product” or “Products” means any and all products manufactured, sold, offered for sale or imported by that entity, and any and all products manufactured for or sold to that entity by a third party, including without limitation hardware, software, applications, or any components thereof.

1.7	“Subsidiary” or “Subsidiaries” shall mean any entity in which, as of the Effective Date or during the term of this Agreement, a Party owns or controls a greater than fifty percent (50%) beneficial or equitable ownership interest, directly or indirectly. Any entity that ceases to be at least fifty percent (50%) beneficially or equitably owned by a Party during the Term of this Agreement shall no longer be considered a Subsidiary.

1.8	“Tape Products” means any Product whose principal value or commercial function is the use of, or related to the use of, magnetic tape media, tape drives, tape handling machinery, or tape storage.

1.9	“Term” shall mean the time period commencing as of the Effective Date and ending ten (10) years after the Effective Date.

**	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.	CROSS-LICENSE

2.1	Overland Storage hereby grants BDT an irrevocable, fully-paid, royalty-free, nonexclusive, worldwide license for the remaining enforceable life of the Overland Tape Patents to make, have made, use, import, have imported, offer for sale, lease, license, sell and/or otherwise transfer BDT Tape Products. This license excludes any patents or patent applications that Overland Storage may acquire after the Effective Date, where prior to the acquisition date, a third party has been granted an exclusive license that prohibits Overland Storage from licensing the patent or patent application to BDT.

2.2	BDT hereby grants Overland Storage an irrevocable, fully-paid, royalty-free, non-exclusive, worldwide license for the remaining enforceable life of the BDT Tape Patents to make, have made, use, import, have imported, offer for sale, lease, license, sell and/or otherwise transfer Overland Storage Products. This license excludes any patents or patent applications that BDT may acquire after the Effective Date, where prior to the acquisition date, a third party has been granted an exclusive license that prohibits BDT from licensing the patent or patent application to Overland Storage.

2.3	The Parties covenant not to assert claims of patent infringement of a Licensed Patent against a customer of the other Party where each of the following conditions is met: **. For the avoidance of doubt, this Section 2.3 does not apply to any product or component that is not manufactured or supplied by a Party to this Agreement or their affiliates.

2.4	This Agreement does not grant any right or license to any Party or third party under any intellectual property rights of either Party except as specifically granted in this Section 2, and no other right or license is to be implied or inferred from any provision of this Agreement or by the conduct of the Parties, whether by implication, by reason of estoppel, or otherwise.

2.5	The licenses granted in this Section 2 shall not apply to any transaction into which a Party enters substantially for the purpose of allowing a third party to benefit from any license or covenant granted in this Section 2 (i.e., “patent laundering” is prohibited).

2.6	If a lawsuit, administrative proceeding, or other action or proceeding is initiated against a Party that violates the licenses granted in this section, the Party against whom that action or proceeding is brought may use this Agreement to have that action or proceeding dismissed. If a court, arbitrator or administrative agency determines that the action or proceeding was brought against a Party in violation of the licenses granted herein the other Party shall be liable for the costs and reasonable attorney’s fees incurred by the Party in defending against that action or proceeding.

**	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.	RELEASES AND DISMISSAL OF LAWSUIT

3.1	Release by Overland Storage. Overland Storage and its respective officers, directors, agents, employees, successors, and assigns hereby fully, irrevocably, and unconditionally releases, acquits, and discharges BDT and its respective officers, directors, managing members, employees, attorneys, shareholders, agents, predecessors, successors, assigns, and customers (only to the extent the acts and omissions of those customers would be subject to Section 2.3 if the acts or omissions had occurred on or after the Effective Date), from any and all acts and omissions occurring prior to the Effective Date, including but not limited to any and all causes of action, claims, demands, liabilities, losses, damages, attorney’s fees, court costs, or any other form of claim or compensation, known or unknown, existing as of the Effective Date.

3.2	Release by BDT. BDT and its respective officers, directors, agents, employees, successors, and assigns hereby fully, irrevocably, and unconditionally releases, acquits, and discharges Overland Storage and its respective officers, directors, managing members, employees, attorneys, shareholders, agents, predecessors, successors, assigns, and customers (only to the extent the acts and omissions of those customers would be subject to Section 2.3 if the acts or omissions had occurred on or after the Effective Date), from any and all acts and omissions occurring prior to the Effective Date, including but not limited to any and all causes of action, claims, demands, liabilities, losses, damages, attorney’s fees, court costs, or any other form of claim or compensation, known or unknown, existing as of the Effective Date.

3.3	Waiver of Unknown Claims. The releases in Sections 3.1 and 3.2 above include, but are not limited to, any claims of either Party, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, relating to or arising out of the Lawsuit, but none of the releases contained in this Agreement is intended to, and shall not be construed to, release or modify any obligations of either Party pursuant to this Agreement. Each Party hereby expressly waives any rights it may have under California Civil Code Section 1542 which provides that: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOW KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATER1ALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.’’

3.4	No Admission. The Parties agree that the settlement of the Lawsuit is intended solely as a compromise of disputed claims, counterclaims, and claims for declaratory relief, all as more particularly described in this Agreement. Neither the fact of a Party’s entry into this Agreement nor the terms hereof nor any acts undertaken pursuant hereto shall constitute an admission or concession by any party relating to the Lawsuit regarding liability or the validity of any claim, counterclaim, or defense in the Lawsuit.

3.5	Patent Challenge Proceedings. Neither Party will institute or maintain (a) an administrative challenge at the United States Patent and Trademark Office or (b) a judicial action or proceeding challenging the validity of a patent owned by the other Party, so long as such patent is subject to a then-effective license or covenant under this Agreement, unless that patent has been asserted in a lawsuit or administrative proceeding (other than the Lawsuit) against the challenging Party. In the event that a Party brings an administrative proceeding or other challenge prohibited by this section, the Party against whom that action or proceeding is brought may use this Agreement to have that action or proceeding dismissed. If a court, administrative agency or arbitrator determines that the action or proceeding was brought in violation of this section the Party that brought the action shall be liable for all of the costs and reasonable attorneys’ fees incurred by the other Party in defending against that proceeding.

3.6	Complete Settlement. The Parties agree that this Agreement is a full and complete settlement of the rights and liabilities of the Parties in connection with the claims expressly released in this Agreement. This Agreement constitutes a full and complete defense to, and may be used to obtain an injunction against, any action, suit, claim, or other proceeding of any type, which may be prosecuted, initiated, or attempted in violation of the terms hereof. Each of the Parties shall be entitled to receive its reasonable attorneys’ fees and other related legal expenses incurred in defending against any suit, action, or claim brought or attempted in violation of the terms of this Agreement.

3.7	Dismissal of Lawsuit. Within five (5) business days of the execution of this Agreement, Overland Storage and BDT, through their counsel, will dismiss with prejudice all claims made against the other Party in the Lawsuit (including claims against BDT AG, BDT Products, Inc., BDT-Solutions GmbH & Co., BDT Automation Technology (Zhuhai FTZ) Co., Ltd., and BDT de Mexico, S. de R.L. de C.V.), with each Party to bear its own costs and fees. Overland Storage further agrees that, within five (5) business days of the execution of this Agreement, it will (a) dismiss with prejudice all claims made against PivotStor, LLC in Case No. Case No. 12-cv-1598-JLS, and (b) withdraw any infringement contentions made against any customer of BDT in any pending litigation, only to the extent the conditions of Section 2.3 are satisfied with respect to that customer. None of the Parties shall take any action to oppose the Court’s entry of the agreed form of dismissal, nor to subsequently take any action either to vacate or modify or appeal from dismissal of the Lawsuit.

3.8	Consideration. In consideration of the releases and rights granted in this Agreement, the Parties shall enter into the Business Agreements, which the Parties agree will be of substantial value to the Parties’ respective businesses.

4.	ASSIGNMENT AND CHANGE OF CONTROL

4.1	No Assignment. Except as expressly provided in Section 4.2 and 4.3, the license rights granted under the Agreement are strictly non-assignable and cannot be sub-licensed absent the written consent of the other Party.

4.2	Change of Control. In the event of any Change of Control after the Effective Date, the Party undergoing that Change of Control will promptly give notice thereof to the other Party. A Change of Control is permitted under this Agreement with no effect on the Parties’ rights and obligations in the following circumstances (the “Permitted Events”): **. In the event of any Change of Control other than a Permitted Event, the licenses and other rights under this Agreement granted to a Party **. For the purposes of this agreement the acquisition by Sphere 30 of Overland Storage will not constitute a Change of Control. For the avoidance of doubt, all rights and obligations under this Agreement shall survive the acquisition of Overland Storage by Sphere 30 and any corporate reorganization as a result thereof.

4.3	Released Activities After Spin-Off. In the event a Party sells or transfers all or a portion of its assets or business (to which the license, covenants and releases granted in this Agreement relate) to another person (“Spin-Off Person”), then such license, covenants and releases may be assigned to such Spin-Off Person without consent of the other Party, and will continue in effect with regard to the sold or transferred portion, provided that such licenses, covenants and releases will extend only to Overland Products or BDT Products in existence at the time of such spin-off transfer, and technological modifications and extensions (such as those that might normally be made in new versions of Existing Products) thereof, but not to new features, technologies or algorithms. Except as expressly provided herein, any rights assigned pursuant to this Section 4.3 will not extend to any Products of a Spin-Off Person. Any rights transferred or assigned to a Spin-Off Person will not be retained by the transferring Party. Any Party transferring rights to a Spin-Off person must provide to the other Party prompt written notice and a complete description of the rights being transferred to the Spin-Off Person. Once rights have been transferred to a Spin-Off Person, those rights will cease to be further transferrable except for (a) a Permitted Event and (b) with the express written permission of the Parties.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties of Overland Storage. Overland Storage represents and warrants that (i) it has the full right and power to enter into this Agreement; (ii) no other person’s consent or approval is required for the granting of such rights; and (iii) this Agreement and the grant of rights herein does not conflict with, violate or otherwise constitute a breach of any agreement between it and any person.

**	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.2	Representations and Warranties of BDT. BDT represents and warrants that (i) it has the full right and power to enter into this Agreement; (ii) no other person’s consent or approval is required for the granting of such rights; and (iii) this Agreement and the grant of rights herein does not conflict with, violate or otherwise constitute a breach of any agreement between it and any person.

5.3	WARRANTY DISCLAIMERS. THE RIGHTS GRANTED BY THE PARTIES UNDER THIS AGREEMENT ARE GRANTED IN “AS IS” CONDITION. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 6.2 ABOVE, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, INCLUDING WITHOUT LIMITATION, EXPRESS, IMPLIED, STATUTORY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, PATENT ENFORCEABILITY, OR PATENT VALIDITY REPRESENTATIONS AND/OR WARRANTIES. IN ADDITION, THE PARTIES MAKE NO REPRESENTATION THAT THE USE OF THE LICENSED PATENTS IN CONNECTION WITH THE MANUFACTURE,USE, SALE, OFFER FOR SALE, OR IMPORT OF LICENSED PRODUCTS WILL NOT INFRINGE, DIRECTLY, CONTRIBUTARILY, OR BY INDUCEMENT, ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPRIETARY RIGHT OF ANY THIRD PARTY.

6.	CONFIDENTIALITY

6.1	All information provided pursuant to this Agreement, including without limitation, the terms of this Agreement and the negotiations leading to this Agreement (but not the existence of the Agreement) shall be regarded as confidential information (“Confidential Information”). The Parties agree that, other than as required by law (including any governmental reporting obligations) or expressly permitted by this Agreement, they shall not disclose any Confidential Information to any third party and shall use the Confidential Information only for the purposes set forth herein.

6.2	Either Party may disclose the terms and existence of this Agreement to its accountants, attorneys, bankers, investors, prospective investors, and any third party covered by the release or covenant not to sue provided above (collectively, the “Permitted Third Parties”), provided that any such Permitted Third Party is bound to confidentiality obligations that are at least as restrictive as the terms of this confidentiality provision in this Agreement. Either Party may disclose the terms and existence of this Agreement in connection with any litigation involving the Covered Patents, so long as such disclosure is covered by a Protective Order or mediation agreement that limits access to those persons typically granted access under “Highly Confidential - Outside Attorneys’ Eyes Only” provisions.

6.3

Confidential Information shall not include information that: (i) was already known, otherwise than under an agreement of secrecy or non-use, at the time of its disclosure; (ii) has passed into the public domain prior to or after its disclosure, otherwise than through any act or omission attributable to principals, officers, employees, consultants or agents of the receiving Party; or (iii) was subsequently disclosed, other than under an agreement of secrecy or non-use, by a third party that had not acquired the information under an obligation of confidentiality.

6.4	For the avoidance of doubt, except as expressly set forth in Sections 6.1 through 6.3, neither Party nor its counsel may issue a press release concerning this Agreement without the express approval of the other Party, which approval shall not be unreasonably withheld.

7.	MISCELLANEOUS

7.1	Non-Agency. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, or joint venture relationship between Overland Storage and BDT. Neither Overland Storage nor BDT shall incur any debts or make any commitments for the other.

7.2	Entire Agreement, Amendments, and Waivers. This Agreement constitutes and contains the entire agreement between Overland Storage and BDT with respect to the terms of the Agreement, and supersedes any and all prior negotiations, conversations, correspondence, understandings, and letters respecting the subject matter hereof. This Agreement may be amended or modified or one or more provisions hereof waived only by a written instrument signed by the parties. No delay or omission by any party in exercising any right or power arising from any default by the other party shall be construed as a waiver of such default, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right or power arising from any default by a party. No waiver of any breach of any covenant or other condition shall be construed to be a waiver of or consent to any previous or subsequent breach of the same or of any other covenant or condition.

7.3	Severability and Captions. If one or more provisions of this Agreement are held to be invalid or unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded. In the event a part or provision of this Agreement is held to be invalid or unenforceable or in conflict with law for any reason, the parties shall replace any invalid part or provision with a valid provision which most closely approximates the intent and economic effect of the invalid provision. The captions to this Agreement are for convenience only and are to be of no force or effect in construing and interpreting the provisions of this Agreement.

7.4	Governing Law and Consent to Jurisdiction. This Agreement shall be governed by and construed under applicable federal law and the laws of the State of California, excluding any conflict of law provisions.

7.5	Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be sent via overnight carrier to the addresses indicated below:

To Overland Storage:

Kurt Kalbfleisch

Chief Financial Officer

Overland Storage, Inc.

9112 Spectrum Center Blvd.

San Diego, CA 92123

With a copy to:

Sean Cunningham

DLA Piper LLP (US)

401 B Street, Suite 1700

San Diego, California 92101

To BDT:

Holger Rath

Chief Executive Officer

BDT Media Automation GmbH

Saline 29

78628 Rottweil, Germany

With a copy to:

Anton N. Handal

Handal & Associates

Symphony Towers

750 B Street, Suite 2510

San Diego, CA 92101

7.6	Counterparts. This Agreement may be executed in counterparts, and such counterparts may be exchanged via electronic transmission. Each such counterpart shall be deemed an original, and all of which taken together shall be deemed a single document.

7.7	Termination. Except as set forth in Sections 2.1 and 2.2, this Agreement shall commence on the Effective Date and terminate ten (10) years after the Effective Date.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below.

Overland Storage, Inc.

By:	/s/ Eric Kelly

Print Name:	Eric Kelly

Title:	President and CEO

Date:	July 30, 2014

BDT Media Automation GmbH

By:	/s/ Dr. Holger Rath

Print Name:	Holger Rath

Title:	CEO

Date:	July 30, 2014

By:	/s/ Bernd Krause

Print Name:	Bernd Krause

Title:	VP Storage Automation

Date:	July 30, 2014